Exhibit 99.1
Royal Bank America Media
Alert
For additional information:
Marc Sanders, Director of Marketing
610-668-4700 x269 — marcsanders@royalbankamerica.com
ROYAL BANK AMERICA PARENT CO. ISSUES 48th CONSECUTIVE QUARTERLY
CASH DIVIDEND; REPORTS EARNINGS FOR THE 1st QUARTER
NARBERTH, PA — April 20, 2007 — Royal Bank America President/CEO Joseph P. Campbell announced that the Board of Directors for the Bank’s holding company, Royal Bancshares of Pennsylvania, Inc. (NASDAQ-GM: RBPAA), declared its 48th consecutive quarterly cash dividend on April 18, 2007. This dividend will be twenty-eight and seventy-five hundredths cents ($.2875) per share for holders of Class A common stock and thirty-three and six hundred twenty-five ten thousandths cents ($.330625) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is May 2, 2007, and the payment date is May 16, 2007.
Net income for the three months ended March 31, 2007 was $3.9 million or $0.29 basic earnings per share, compared to $5.3 million or $0.40 basic earnings per share for the same period in 2006.
The lower earnings experienced during the first quarter of 2007, compared to the first quarter of 2006, was the result of a $780,000 reduction in interest income related to transferring two loans to non-accrual status during the quarter and also reflects a $1.3 million one-time gain from the sale of other real estate owned. The aforementioned loans are well collateralized and the bank expects to recover principal in full.
For the first quarter of 2007, interest income was $22.2 million compared to $21.4 million for the same quarter in 2006, an increase of $800 thousand. This increase is primarily due to growth in average loan balances. Net loans and leases increased 5.9% or $34.5 million from March 31, 2006 to a balance of $617.5 million at March 31, 2007.
Interest expense increased $3.4 million to $13.5 million for the quarter ended March 31, 2007 compared to the same period in 2006. The increase in interest expense was due to the growth in the average balance of deposits, higher interest rates paid on deposits and an increase of $1.1 million in interest expense related to variable interest entities. Total deposits increased 24.5% to $895.0 million at March 31, 2007 from March 31, 2006, primarily due to a $208.5 million increase in certificates of deposit. The growth in certificates of deposit was partially offset by a $161.5 million reduction in Federal Home Loan Bank advances.
The net interest margin (excluding variable interest entities) in the first quarter of 2007 was negatively impacted by the $780,000 non-accrual loan adjustment to interest income mentioned above and the continued pressures on funding costs. The 1st quarter 2007 net interest margin was 3.47% compared to 4.17% for the first quarter of 2006.
During the first quarter of 2007, $212 thousand of provisions were recorded to increase the allowance for loan losses. This additional provision was related to loan growth. Included in the reserve calculations are mezzanine loans, which generally provide higher yields but which management has determined to have a higher level of risk compared to the remainder of the loan portfolio.
Consolidated total assets ended March 31, 2007 at $1.34 billion, $22.6 million higher than March 31, 2006. The three-month period ended March 31, 2007 return on average assets and return on average equity were 1.2% and 9.7%, respectively.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, operates seventeen full-service branch offices throughout southeastern Pennsylvania and New Jersey under the name Royal Bank America and five locations under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank, along with Royal’s other affiliates, offer a wide variety of products and services, including commercial real estate loans, asset based lending, structured financing, equipment leasing, equity/mezzanine lending, high-yielding CDs & MMAs and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.
The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months
	Ended March 31st
(dollars in thousands, except for earnings per share)	2007	2006
	(Unaudited)	(Unaudited)
Interest Income	$22,195	$21,413
Interest Expense	13,526	10,079

Net Interest Income	8,669	11,334
Provision for Loan Losses	212	335

Net Interest Income after Provision	8,457	10,999

Non Interest Income	5,942	2,998
Non Interest Expense	8,708	6,186

Income before Taxes	5,691	7,811
Income Taxes	1,789	2,465

Net Income	3,902	5,346

Earnings per share — basic	$0.29	$0.40

SELECTED RATIOS:
Return on Average Assets	1.2%	1.7%
Return on Average Equity	9.7%	13.9%
Average Equity to Assets	12.2%	12.0%
Book Value Per Share	$12.18	$11.59

CONDENSED BALANCE SHEET

	March 31,	Dec. 31,	March 31,
(in thousands)	2007	2006	2006
	(unaudited)		(unaudited)
Cash and Cash Equivalents	$42,672	$82,436	$20,279
Investment Securities	563,204	568,742	577,959
Loans Held for Sale	—	1,959	1,291
Loans & Leases (net)	617,536	589,545	583,075
Premises and Equipment (net)	49,554	50,280	66,918
Accrued Interest receivable	17,553	16,494	15,850
Other Assets	48,818	46,855	51,401

Total Assets	$1,339,337	$1,356,311	$1,316,773

Deposits	$894,999	$859,457	$718,890
Borrowings	218,029	275,429	396,415
Other Liabilities	32,297	29,247	17,723
Subordinated debentures	25,774	25,774	25,774
Minority Interest	3,839	3,150	2,150
Shareholders’ Equity	164,399	163,254	155,821

Total Liabilities and Shareholders’ Equity	$1,339,337	$1,356,311	$1,316,773

The above condensed financial information includes consolidation of a Equity Real Estate Investment, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) “Variable Interest Entities.”